                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-24275

                    PROSPECTUS SUPPLEMENT DATED JULY 21, 1997
                                       to
                Prospectus Dated May 5, 1997, as Supplemented on
                   June 2, 1997, June 6, 1997 and July 1, 1997

                                   $57,500,000

                                  INTEVAC, INC.

               6 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2004 AND
             SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF


            This Prospectus Supplement supplements the Prospectus dated May 5, 1997 (the "Prospectus") of Intevac, Inc. (the "Company") relating to resales from time to time by holders of $57,500,000 aggregate principal amount of 6 1/2% Convertible Subordinated Notes due 2004 (the "Convertible Notes") of the Company and the shares of Common Stock, no par value (the "Common Stock") of the Company issuable upon the conversion of the Convertible Notes (the "Conversion Shares"). The Convertible Notes and the Conversion Shares may be offered from time to time for the accounts of the securityholders named herein (the "Selling Securityholders"). The Convertible Notes and Conversion Shares issuable upon conversion thereof were issued in a private placement by the Company to certain institutional investors and non-U.S. investors in February and March of 1997. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING SECURITYHOLDERS

            The following table sets forth information, with respect to the Selling Securityholders and the respective principal amount of Convertible Notes beneficially owned by each such Selling Securityholder that may be sold, and the number of Conversion Shares that may be sold, by the Selling Securityholders pursuant to this Prospectus. Other than as set forth below, none of the Selling Securityholders has, or within the past three (3) years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may offer all or a portion of the Convertible Notes and the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of Convertible Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sale. The following table is based upon information furnished to the Company by The Depository Trust Company, New York, New York and the Selling Securityholders:

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
                                       PRINCIPAL
                                       AMOUNT OF
                                      CONVERTIBLE
                                         NOTES                            NUMBER OF
                                     BENEFICIALLY      PERCENT OF        CONVERSION
                                       OWNED AND       OUTSTANDING         SHARES
                                       THAT MAY        CONVERTIBLE        THAT MAY
     SELLING SECURITYHOLDER             BE SOLD           NOTES          BE SOLD (1)
     ----------------------          ------------      -----------      ------------

Salomon Brothers Inc. (2)            $    423,000           *              20,509
Colonial Penn Life Insurance Co.     $    100,000           *               4,848
Colonial Penn Insurance Co.          $    100,000           *               4,848
Glen Eagles Fund, Ltd.               $    100,000           *               4,848
Palladin Partners, L.P.              $    100,000           *               4,848



----------
* Less than 1%

(1) Assumes conversion of the full amount of Convertible Notes held by such holder at the initial rate of $20.625 in principal amount of Convertible Notes per share of Common Stock.

(2) Salomon Brothers Inc. was an initial purchaser of the Convertible Notes in February and March of 1997.

            Information concerning the Selling Securityholders may change form time to time and will be set forth in future supplements. In addition, the per share conversion price, and therefore the number of shares of Common Stock, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock offered hereby may increase or decrease. As of the date of this Prospectus Supplement, the aggregate principal amount of outstanding Convertible Notes is $57,500,000 and the number of shares of Common Stock into which the Convertible Notes may be converted is 2,787,878 shares.


                                       2.